Exhibit 5.1

February 26, 2018

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Re:               Proposed Offering of up to 11,095,286 Shares of Common Stock Pursuant to the Gilead Sciences, Inc. 2004 Equity Incentive Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Gilead Sciences, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 11,095,286 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).  The Shares subject to the Registration Statement are to be issued under the Gilead Sciences, Inc. 2004 Equity Incentive Plan (the “Plan”) pursuant to awards originally granted under the Kite Pharma, Inc. 2014 Equity Incentive Plan and the Cell Design Labs, Inc. 2015 Equity Incentive Plan that were assumed by the Company under and pursuant to Section 6(d) of the Plan (the “Target Awards”).

I have examined the Plan and the Agreements and Plans of Merger pursuant to which the Target Awards were assumed and the resolutions of the Company’s Board of Directors authorizing such transactions and the assumption of the Target Awards and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below.  I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the rights or obligations of the participants thereunder.  Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated here and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Brett A. Pletcher
Brett A. Pletcher, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Gilead Sciences, Inc.